Exhibit 99.1

NEWS RELEASE

Bonanza Creek Announces New $350 Million Borrowing Base

DENVER, December 10, 2018 — Bonanza Creek Energy, Inc. (NYSE: BCEI) (the “Company”) announced today that the Company entered into a new $750 million reserve-based credit facility (the “facility”) with an initial $350 million borrowing base due December 2023. The new facility replaces the Company’s previous borrowing base of $191.7 million and is subject to semi-annual redeterminations, with the next redetermination scheduled for the second quarter of 2019. J.P Morgan leads the new facility and is joined by a syndicate of eleven other banks, including seven new lenders. As of September 30, 2018, the Company had $24.0 million of cash on hand and no outstanding borrowings.

Brant DeMuth, Chief Financial Officer, commented, “The closing of our new credit facility marks another significant step in the Company’s evolution and is a reflection of our people, reserve growth and continued operational success. I would also like to thank our bank group for its support in this endeavor, and we look forward to working with our new syndicate in the future. The significant increase in our facility provides the Company with over $350 million in liquidity and the flexibility to execute on our returns-focused strategy.”

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

For further information, please contact:

Doug Atkinson

Senior Manager, Investor Relations

720-225-6690

datkinson@bonanzacrk.com